UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2020

PAR Technology Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-09720	16-1434688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413-4991
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (315) 738-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	PAR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 27, 2020, Savneet Singh and PAR Technology Corporation (the “Company”) entered into a new employment agreement (the “Employment Agreement”) by which Mr. Singh will continue to serve as the Chief Executive Officer and President of the Company and as a member of the Company’s board of directors (the “Board”).  The Employment Agreement supersedes in its entirety the previous employment agreement entered into by Mr. Singh and the Company on March 22, 2019.  The Employment Agreement became effective on February 27, 2020 (the “Effective Date”).

Mr. Singh’s annual base salary will be $550,000. His threshold, target and maximum annual cash bonus opportunity for the Company’s 2020, 2021 and 2022 fiscal years will be 80%, 90% and 100%, respectively, of his base salary earned in each such fiscal year.  The 2020 annual cash bonus opportunity will be based on the Company’s achievement of its consolidated revenue goal for the Company’s 2020 annual operating plan.  The performance goals for annual cash bonuses in 2021 and 2022 will be established by the Compensation Committee of the Board (“Compensation Committee”). Mr. Singh will receive 20,000 restricted stock units of the Company’s common stock (“common stock”) that will vest in three equal installments on December 31, 2020, December 31, 2021 and December 31, 2022 so long as Mr. Singh continues to serve as the Company’s CEO through each date.  He will also receive 170,000 restricted stock units and a non-qualified stock option to purchase 575,000 shares of common stock; each of the restricted stock units and non-qualified stock option will vest one-third on the first anniversary of the Effective Date and one-twelfth at the end of each completed fiscal quarter thereafter, such that the awards will fully vest on the third anniversary of the Effective Date so long as Mr. Singh continues to serve as the Company’s CEO through that date. Additionally, Mr. Singh will receive 170,000 restricted stock units that will vest based on the achievement of performance goals established by the Compensation Committee that are intended to be achieved during three separate two-year performance periods ending on December 31, 2021, December 31, 2022 and December 31, 2023, respectively. The vesting terms of these equity awards may be shortened in the event of a change in control of the ownership of the Company and/or Mr. Singh’s termination of employment by the Company without cause or his resignation for a good reason. Mr. Singh will not be entitled to any additional awards of the Company’s equity securities prior to the Company’s fiscal year ending December 31, 2024.

Mr. Singh will continue to work out of the Company’s headquarters in New Hartford, New York.  Mr. Singh will also continue to be eligible to participate in the Company’s other benefits in which the Company’s other executive officers may participate.  In addition, the Company and Mr. Singh will cooperate to put in place supplemental life and disability insurance benefits, subject to satisfaction of usual and customary insurance underwriting standards and the ability to obtain commercially reasonable terms.

In addition, on February 27, 2020, the Compensation Committee evaluated Mr. Singh’s achievement of the performance goals linked to the 80,000 shares of restricted common stock awarded to him in May 2019. The Compensation Committee determined that of the remaining shares of restricted common stock eligible for vesting (16,000 shares having vested at grant), Mr. Singh fully achieved certain performance goals and partially achieved others; and, given the level of his partial achievement and his overachievement with respect to certain strategically important performance goals, the Compensation Committee determined that he should be vested in a total of 62,000 of the remaining shares of restricted common stock. Those vested shares shall be distributed to Mr. Singh in equal annual installments on March 31, 2020, March 31, 2021 and March 31, 2022, so long as Mr. Singh’s employment is not terminated by the Company for cause and Mr. Singh complies with the restrictive covenants to which he is subject, including non-disclosure, non-solicitation, non-competition and non-disparagement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAR TECHNOLOGY CORPORATION
(Registrant)

Date: March 2, 2020	/s/ Bryan A. Menar
Bryan A. Menar
Chief Financial and Accounting Officer (Principal Financial Officer)